Exhibit 99.1

NEWS RELEASE

For Immediate Release

November 18, 2004

Media Relations Contact:

Joseph C. Vagi

Manager - Corporate Communications

(804) 697-1110

Investor Relations Contact:

Joel K. Mostrom

Vice President & Treasurer

(804) 697-1147

Chesapeake Corporation Announces

Tender Offer and Consent Solicitation for

7.20% Debentures Due March 15, 2005

RICHMOND, Va. – Chesapeake Corporation (NYSE: CSK) announced today that it is commencing a cash tender offer to purchase any and all of its outstanding $85.0 million aggregate principal amount of 7.20% Debentures due March 15, 2005 (CUSIP# 165159AF1). The tender offer is being made pursuant to an Offer to Purchase and Consent Solicitation Statement and a related Consent and Letter of Transmittal, dated November 18, 2004. The tender offer is scheduled to expire at 5:00 p.m., New York City time, on December 20, 2004, unless extended or earlier terminated.

In conjunction with the tender offer, Chesapeake will be soliciting consents to proposed amendments to the indenture governing the debentures. The proposed amendments would eliminate the principal restrictive covenants in the indenture and would permit satisfaction and discharge of any debentures not tendered in the offer. Holders that tender their debentures will be required to consent to the proposed amendments, and holders that consent to the proposed amendments will be required to tender their debentures.

The record date for the tender offer and consent solicitation is November 17, 2004. Only registered holders of debentures outstanding as of the record date, or their duly appointed proxies, are eligible to participate in the offer. Tenders of debentures may be validly withdrawn and consents may be validly revoked at any time prior to 5:00 p.m., New York City time, on December 2, 2004. Tenders of debentures and deliveries of consents made after 5:00 p.m., New York City time, on December 2, 2004, may not be validly withdrawn or revoked, unless the Company changes the tender offer consideration or the principal amount of debentures subject to the tender offer or is otherwise required by law to permit withdrawal.

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The consideration offered for debentures that are validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on December 2, 2004 (the “Consent Payment Deadline”), shall be an amount equal to (a) the present value on the initial payment date for the offer of $1,000 (the amount payable on March 15, 2005, which is the date that the debentures mature) plus the present value of the interest that would be payable on, or accrue from, the last interest payment date until the maturity date, determined on the basis of a yield to the maturity date equal to the sum of (x) the bid-side yield on the 1.500% U.S. Treasury Note due February 28, 2005, and calculated on the Price Determination Date (as defined below) plus (y) 50 basis points, minus (b) accrued and unpaid interest from the last interest payment date to, but not including, the initial payment date. The consideration payable to holders that tender on or prior to the Consent Payment Deadline includes a consent payment of $10.00 per $1,000 principal amount of debentures. The consideration offered for debentures that are validly tendered and not withdrawn after the Consent Payment Deadline, but before the expiration of the offer will equal the forgoing consideration, minus the consent payment. In addition, holders whose debentures are validly tendered and accepted for purchase will receive accrued and unpaid interest from the last interest payment date to but not including the applicable payment date. The “Price Determination Date” for the offer is currently expected to be 2:00 p.m., New York City time, on December 6, 2004 (unless the Company extends or terminates the offer prior to the Price Determination Date).

Chesapeake intends to pay amounts due in connection with the tender offer and consent solicitation, together with related fees and expenses, with the net proceeds from the issuance of new long-term debt or with borrowings under its existing senior bank credit facility. The offer is subject to the satisfaction of certain conditions, including the Company having entered into arrangements satisfactory to it with respect to financing sufficient to complete the tender offer, the receipt of consents from holders representing 51% of the outstanding principal amount of the debentures, and other customary conditions.

The exact terms and conditions of the tender offer and consent solicitation are specified in, and qualified in their entirety by, the Offer to Purchase and Consent Solicitation Statement and related materials that are being distributed to holders of the debentures, copies of which may be obtained from Global Bondholder Services Corporation, the information agent for the offer, at (866) 873-6300 (U.S. toll free) and (212) 430-3774 (collect).

Chesapeake has engaged Banc of America Securities LLC to act as the exclusive dealer manager and solicitation agent in connection with the tender offer and consent solicitation. Questions regarding the Offer may be directed to Banc of America Securities LLC, High Yield Special Products, at (888) 292-0070 (U.S. toll-free) and (704) 388-9217 (collect).

This announcement is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer is being made solely pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement, dated November 18, 2004, and related Consent and Letter of Transmittal (as they may be amended from time to time), and those documents should be consulted for additional information regarding delivery procedures and the terms and conditions of the tender offer.

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Company Information

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Virginia. The Company is one of Europe’s premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 6,100 people worldwide.

Forward-Looking Statements

This news release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake’s actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.

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